                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant [x]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material pursuant to (s)(s)240.14a-11(c) or (s)(s)240.14a-12

                              ZAPATA CORPORATION
- ------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- ------------------------------------------------------------------------------

(2) Aggregate number of securities to which transactions applies:

- ------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

- ------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- ------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

- ------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement no.:

- ------------------------------------------------------------------------------

(3) Filing Party:

- ------------------------------------------------------------------------------

(4) Date Filed:

- ----------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                         [LOGO OF ZAPATA APPEARS HERE]



                                 March 25, 1994



To Our Stockholders:

You are cordially invited to attend the 1994 Annual Meeting of Stockholders to be held on April 27, 1994, at 10:00 a.m., Houston time, at the offices of the Company at One Riverway, Suite 2200, 777 South Post Oak Lane, Houston, Texas 77056.

At the meeting, we will report on the progress of the Company, comment on matters of interest, and respond to your questions. A copy of the Company's 1993 annual report to stockholders has previously been furnished to all stockholders.

Of particular importance, the Company's Board of Directors is recommending for stockholder approval a one-for-five reverse stock split of the Company's outstanding Common Stock. At its current share price, the Company's Common Stock falls below the threshold of many investors. The primary purpose of the reverse stock split is to increase the attractiveness of the Common Stock and hopefully gain institutional support. If the reverse stock split is approved, an annual dividend of $0.14 per share will be instituted on all outstanding shares of Common Stock, after adjustment.

Whether or not you plan to attend the meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the meeting, even if you send in your proxy.

I appreciate your interest as we continue efforts to refocus the Company.

Sincerely yours,



R.C. LASSITER
CHAIRMAN AND
 CHIEF EXECUTIVE OFFICER

                               TABLE OF CONTENTS



                                                                   PAGE

Notice of Annual Meeting of Stockholders

Proxy Statement
  Voting Securities..............................................    1
  Certain Beneficial Owners......................................    2
  Election of Directors..........................................    3
  Nominees.......................................................    3
  Continuing Directors...........................................    4
  Board of Directors and Committees of the Board.................    5
  Security Ownership of Management...............................    6
  Executive Compensation.........................................    8
  Compliance with Section 16(a) of the Exchange Act..............   11
  Certain Relationships and Related Transactions.................   11
  Report of the Compensation Committee...........................   12
  Compensation Committee Interlocks and Insider Participation....   13
  Stockholder Return Performance Graphs..........................   15
  Reverse Stock Split............................................   16
  Ratification of the Appointment of Independent Accountants.....   21
  Stockholder Proposal on Cumulative Voting......................   21
  Other Matters..................................................   23
  Stockholder Proposals for 1995 Annual Meeting of Stockholders..   23
  Exhibit A......................................................  A-1

                               ZAPATA CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1994


     The Annual Meeting of the Stockholders of Zapata Corporation will be held at the offices of the Company at One Riverway, Suite 2200, 777 South Post Oak Lane, Houston, Texas 77056 on Wednesday, April 27, 1994, at 10:00 a.m., Houston time, for the purpose of considering and voting on:

     1. Election of two directors as members of Class II of the Board of Directors for a three-year term.

     2. Approval of a proposal to effect a one-for-five reverse stock split (the "Reverse Stock Split") of the Company's outstanding Common Stock.

     3. Ratification of the appointment of Coopers & Lybrand as independent public accountants for the Company for 1994.

     4. A stockholder proposal (the "Stockholder Proposal") to request the Board of Directors to take the steps necessary to provide for cumulative voting of the Company's Common Stock.

     5. Such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed March 23, 1994 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of the Company's Common Stock, $6 Cumulative Preferred Stock and $2 Noncumulative Convertible Preference Stock of record at the close of business on such date will be entitled to notice of and to vote at said meeting or adjournment.

                                    By order of the Board of Directors,



                                    Joseph L. von Rosenberg III
                                    Associate General Counsel
                                     and Corporate Secretary


Houston, Texas
March 25, 1994

  TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Zapata Corporation, a Delaware corporation (hereinafter called the "Company"), to be voted at the 1994 Annual Meeting of Stockholders to be held on Wednesday, April 27, 1994, and any and all adjournments thereof.

     Solicitation of proxies by mail is expected to commence on March 25, 1994, and the cost thereof will be borne by the Company. In addition to such solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telegraph and personal interview. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and they will be reimbursed by the Company for postage and clerical expenses. Furthermore, Morrow & Co., Inc. has been retained to assist in the solicitation of proxies from stockholders of the Company for an anticipated fee of $5,000 plus out-of-pocket expenses.

     SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS HAVE BEEN GIVEN IN A PROXY, THE SHARES REPRESENTED THEREBY WILL BE VOTED FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS (ITEM 1), FOR THE REVERSE STOCK SPLIT (ITEM 2), FOR THE RATIFICATION OF COOPERS & LYBRAND AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1994 (ITEM 3), AGAINST THE STOCKHOLDER PROPOSAL (ITEM 4), and, in the discretion of the persons named in the proxy, on any other business that may properly come before the meeting.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary, at the Company's principal executive offices, a written revocation or a duly executed proxy bearing a later date. The principal executive offices of the Company are located at One Riverway, Suite 2200, 777 South Post Oak Lane, Houston, Texas 77056. The mailing address of the Company is P.O. Box 4240, Houston, Texas 77210-4240. For a period of at least ten days prior to the Annual Meeting of Stockholders, a complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Company's principal executive offices.

                               VOTING SECURITIES

     Stockholders of record at the close of business on March 23, 1994 (the "Record Date"), are entitled to vote at the meeting and at any adjournments thereof. On that date the issued and outstanding capital stock of the Company consisted of 158,302,958 shares of Common Stock (the "Common Stock"), 44,943 shares of $6 Cumulative Preferred Stock (the "$6 Preferred Stock") and 2,637 shares of $2 Noncumulative Convertible Preference Stock (the "$2 Preference Stock"), each of which shares is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of voting stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting of Stockholders. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be postponed or adjourned in order to permit further solicitations of proxies by the Company. Proxies given pursuant to this solicitation and not revoked will be voted at any postponement or adjournment of the Annual Meeting of Stockholders in the manner set forth above.

     The two nominees receiving the greatest number of votes cast by the holders of Common Stock, $6 Preferred Stock and $2 Preference Stock will be elected as directors. There will be no cumulative voting in the election of directors.
The approval of the Reverse Stock Split will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, $6 Preferred Stock and $2 Preference Stock, voting together as a single class. The Stockholder Proposal and the ratification of independent public accountants require the affirmative vote of holders of a majority of the shares of Common Stock, $6 Preferred Stock and $2 Preference Stock present in person or represented by duly executed proxies at the Annual Meeting of Stockholders and entitled to vote on the subject matter.

     Under Delaware law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except as to the election of directors as to which they will have no effect. A broker non-vote (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote as to which the broker or nominee does not have discretionary power to vote on a particular matter) is counted for purposes of determining the existence of a quorum and will operate to prevent approval of the Reverse Stock Split to the same extent as a vote against such proposal. However, a broker non-vote will have no effect on the outcome of the vote on the Stockholder Proposal and the ratification of independent public accountants.

                           CERTAIN BENEFICIAL OWNERS

     The following information relates to the holders of the Company's voting securities known to the Company on March 23, 1994 to own beneficially 5% or more of any class of the Company's voting securities. For the purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of securities, regardless of any economic interest therein.

                                                                                                     SHARES OWNED         PERCENT
        TITLE OF CLASS                                     NAME AND ADDRESS                          BENEFICIALLY         OF CLASS
        --------------                                     ----------------                          ------------         --------
Common Stock                                               Malcolm I. Glazer                          51,976,923(1)          32.8
                                                           1482 South Ocean Boulevard
                                                           Palm Beach, Florida  33480

                                                           Norex America, Inc.                        15,696,124(2)           9.9
                                                           P.O. Box 429
                                                           Hamilton, Bermuda  HM-BX

                                                           Trust Company of the West                  12,006,108(3)           7.6
                                                           865 South Figueroa St., Ste. 1800
                                                           Los Angeles, California  90017

                                                           Peter M. Holt                              11,875,021(4)           7.5
                                                           Holt Avenue and
                                                           South W.W. White Rd
                                                           San Antonio, Texas  78222

                                                           Bank of America National                    8,045,927              5.1
                                                           Trust and Savings Association
                                                           555 California Street, 2nd Floor
                                                           San Francisco, California  94104
- -----------------------------------------------------------------------------------------------------------------------------------
$6.00 Preferred Stock                                      Francis C. Haynie                               3,558              7.9
                                                           8654 Rio Grande Road
                                                           Richmond, Virginia 23229
- -----------------------------------------------------------------------------------------------------------------------------------
$2.00 Preference Stock                                     Larry A. Reiten                                   150              5.7
                                                           Route 1, Box 297
                                                           Bayfield, Wisconsin 54814
- -----------------------------------------------------------------------------------------------------------------------------------

- ---------------------
(1) All such shares are owned by the Malcolm I. Glazer Trust.
(2) Includes 1,300,000 shares held by Prosperity Investments, Inc., a private investment company, the president of which is also the president of Norex America, Inc. ("Norex America"). Norex America disclaims any beneficial interest with respect to such 1,300,000 shares.
(3) Includes shares held by TCW Special Credits Fund II, L.P.; TCW Special Credits Fund IIb, L.P.; The Weyerhaeuser Company Master Pension Trust and The Inland Steel Industries Pension Trust. Sole voting and investment power over all of these shares is held by Trust Company of the West.
(4) Includes 140,164 shares held by the Peter Holt H-R Trust, 1,102,389 shares held by the S Stock GST Trust for Peter M. Holt, 1,102,389 shares held by the S Stock GST Trust for Benjamin D. Holt III, 1,102,390 shares held by the S Stock GST Trust for Anne Holt, 1,037,910 shares held by the Holt Corporate Stock Marital Trust--1985, 1,004,429 shares held by the Holt Corporate Stock Life Trust--1985, 579,800 shares held by the Peter M. Holt Grantor Trust and 3,200,486 shares held by Benjamin D. Holt, Jr. Peter M. Holt disclaims beneficial ownership as to all of the shares held by the S Stock GST Trust for Benjamin D. Holt III and the S Stock GST Trust for Anne Holt.

                             ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company, as amended, provides for the classification of the Board of Directors into three classes (Class I, Class II and Class III), having staggered terms of three years each. The current term of office of directors in Class II expires at the forthcoming Annual Meeting of Stockholders. The terms of office of the directors in Classes III and I will expire at the annual meetings of stockholders to be held in 1995 and 1996, respectively.

     Two Class II directors will be elected at the Annual Meeting of Stockholders to serve for a three-year term expiring at the 1997 annual meeting of stockholders. Mr. B. John Mackin, a former Class II director of the Company, resigned on February 21, 1994. On February 23, 1994 the Board of Directors amended the By-laws of the Company to reduce the number of Directors of the Company from eight (8) to seven (7) members. The By-laws were also amended to further reduce the number of Directors of the Company to six (6) effective with the annual meeting of stockholders to be held in 1995.

     It is the intention of the persons designated as proxies in the enclosed proxy card, unless the proxy is marked with contrary instructions, to vote for the election of Messrs. Peter M. Holt and Kristian Siem as Class II directors to serve until the 1997 annual meeting of stockholders and until their successors have been duly elected and qualified. If either of the nominees becomes unavailable for any reason, shares represented by such proxies will be voted for such person or persons, if any, as may be designated by the Board of Directors. At present, it is not anticipated that any nominee will be unable to serve. Directors will be elected by a plurality of the votes cast.

                                    NOMINEES

     The following sets forth certain information with respect to the business experience of each nominee during the past five years and certain other directorships held by each nominee.

PETER M. HOLT, age 45, has been a director since November 1993. Since July 1984, Mr. Holt has served as the chief executive officer of Energy Industries, Inc., which was acquired by the Company in November 1993. Mr. Holt is also the chief executive officer of certain other companies, including Caterpillar equipment dealerships and companies engaged in used machinery sales, aircraft sales and real estate investments, a position he has held with each such entity for more than the past five years. In addition, Mr. Holt is a director of Billy Blues Food Corporation, an advisory director of Texas Commerce Bank-San Antonio and chairman of the board of DUECO, an international used equipment cooperative.

KRISTIAN SIEM, age 45, has been a director since July 1993. Mr. Siem has also been a director of Norex America, Inc. since June 1982 and its chairman and chief executive officer since August 1988. Mr. Siem is also the chairman of Wilrig AS and a director of Norex Plc, Kalvin-Miller International, Inc., Drayton Blue Chip Trust Plc, Petroleum Geo-Services A/S, Lowndes Lambert Group Holdings Plc, Norex Offshore AS and Det Sondenfjelds-Norske Dampskibsselskab.

                              CONTINUING DIRECTORS

     The following sets forth certain information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting of Stockholders. Information is provided concerning the business experience of each continuing director during the past five years and certain other directorships held by each continuing director. Unless otherwise indicated, each person has had the same occupation for at least five years.

CLASS III DIRECTORS - TERM EXPIRING 1995

JACK T. TROTTER, age 67, has been a director since 1986. Mr. Trotter has been a partner in the Washington law firm of McClure, Trotter & Mentz since 1969, and maintains an office in Houston for the purpose of managing his personal investments. Mr. Trotter also serves as a director of First Interstate Bank of Texas, N.A., Houston Industries Incorporated, Houston Lighting & Power Company, Howell Corporation, Weingarten Realty Investors, Continental Airlines, Inc. and King Ranch, Inc.

DANIEL P. WHITTY, age 62, has been a director since 1988. Mr. Whitty is an independent financial consultant who also serves as a director of EOTT Energy Corp. and Methodist Retirement Services, Inc., as a trustee of the Methodist Retirement Trust, and as a member of the Audit Committee of Northern Border
Partners, L.P.   Mr. Whitty served 35 years with Arthur Andersen & Co. and was elected to their worldwide partnership in 1962.

CLASS I DIRECTORS - TERM EXPIRING 1996

RONALD C. LASSITER, age 61, has been a director since 1974. Mr. Lassiter has been Chairman of the Board of Directors of the Company since December 1985 and Chief Executive Officer since January 1983. He was also President of the Company from July 1978 until December 1985, when the office was eliminated. He has served in various positions with the Company since 1970, and he served as a director of Zapata Gulf Marine Corporation from November 1984 to January 1992. In addition, Mr. Lassiter serves as a director of Daniel Industries, Inc.

AVRAM A. GLAZER, age 33, has been a director since July 1993. He has been employed by, and works on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including Florida Management Office, TV Management Office, Farmington Mobile Home Park, Inc., Century Development Corporation d/b/a KGNS Laredo, and Canandaigua Mobile Park. Mr. Glazer's principal responsibilities include identifying, implementing, monitoring and disposing of Malcolm I. Glazer's investment interests. He also serves as a director of Gilbert/Robinson Restaurants, Inc. (a restaurant holding company). Avram A. Glazer is the son of Malcolm I. Glazer.

MALCOLM I. GLAZER, age 65, has been a director since July 1993. Mr. Glazer has been a self-employed, private investor whose diversified portfolio consists of investments in television broadcasting, restaurants, food services equipment, health care, banking, real estate, stocks and corporate bonds, for more than the past five years. He is also a director and chairman of the board of Gilbert/Robinson Restaurants, Inc. Malcolm I. Glazer is the father of Avram A. Glazer.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During fiscal 1993, the Board of Directors held fourteen (14) meetings. The Board of Directors has established an Audit Committee, Compensation Committee, Nominating Committee and an Executive Committee to oversee specific matters affecting the Company.

     The Audit Committee, currently composed of Messrs. Daniel Whitty (Chairman), Malcolm Glazer, Kristian Siem and Jack Trotter, held two (2) meetings in fiscal 1993. The Audit Committee meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; makes recommendations to the Board as to the engagement of independent accountants; and reviews the letter of engagement and statement of fees relating to the scope of the annual audit and special audit work which may be recommended or required by the independent accountants.

     The Compensation Committee, currently composed of Messrs. Peter Holt, Malcolm Glazer, Kristian Siem and Daniel Whitty, held three (3) meetings during fiscal 1993. The functions performed by the Compensation Committee include: reviewing the Company's executive salary and bonus structure; reviewing Zapata's stock option plans (and making grants thereunder); recommending directors' fees; setting bonus goals; and approving salary and bonus awards to key executives.

     The Nominating Committee, currently composed of Messrs. Peter Holt (Chairman), Malcolm Glazer, Kristian Siem and Jack Trotter, held one (1) meeting during fiscal 1993. The functions performed by the Nominating Committee include: selecting candidates to fill vacancies on the Board of Directors; reviewing the structure and composition of the Board; and considering qualifications requisite for continuing Board service. The Nominating Committee will consider candidates recommended by a stockholder of the Company. Any such recommendation should be provided to the Corporate Secretary of the Company. In January 1994, the Board of Directors amended the By-laws of the Company to eliminate those provisions which require certain advance notice to the Board of Directors for nominations by a stockholder.

     The Executive Committee, currently composed of Messrs. Kristian Siem (Chairman), R.C. Lassiter, Malcolm Glazer, Avram Glazer and Peter Holt, held one
(1) meeting in fiscal 1993. The Executive Committee reviews and develops strategies and policies of the Company and recommends changes thereto.

     Avram A. Glazer is the alternate for Malcolm I. Glazer on the Audit, Compensation and Nominating Committees.

     During the fiscal year ended September 30, 1993 each director attended at least 75% of the aggregate number of meetings of the Company's Board of Directors and respective Committees on which he served.

COMPENSATION OF DIRECTORS

     Each non-employee director is paid an annual retainer of $20,000 plus $700 for each meeting of the Board or its committees they attend. Each director who is not an employee of the Company and who also serves as the chairman of a committee of the Board of Directors is paid an additional annual retainer of $3,000. Pursuant to the Company's Amended and Restated Special Incentive Plan, each non-employee director of the Company automatically receives, following initial appointment or election to the Board of Directors, a grant of options to purchase 100,000 shares of the Company's Common Stock at the fair market value on the date of the grant. Each such option is exercisable in three equal annual installments after the date of the grant. Those directors who are also Company employees do not receive any additional compensation for their services as directors.

     On August 27, 1981, the Company and B. John Mackin entered into a Consulting and Retirement Agreement pursuant to which Mr. Mackin, who was then serving as chairman of the board and chief executive officer of the Company, agreed to continue serving as chairman of the board and chief executive officer of the Company until his normal retirement date, and to serve as a consultant to the Company following his retirement. The agreement provides for annual retirement income of $225,000 for the remainder of Mr. Mackin's life and thereafter $112,500 annually to his wife should she survive him. Mr. Mackin retired as an employee of the Company on December 31, 1985, and as a result he receives amounts provided for under the agreement. The agreement was deemed appropriate by the Board of Directors since by serving the Company in the stated capacities, Mr. Mackin forfeited retirement benefits comparable to those provided for under such agreement and which otherwise would have accrued to him in respect of his previous employment. Mr. Mackin also was not eligible to participate in the Company's pension plan. Mr. Mackin resigned from the Board of Directors on February 21, 1994.

     In November 1993, Peter M. Holt and the Company entered into a three-year Consulting Agreement pursuant to which the Company will pay Mr. Holt an annual consulting fee of $200,000 for the first year, $150,000 for the second year and $130,000 for the third year. During the first eighteen months of the term of the Consulting Agreement, Mr. Holt will serve in the capacity of chairman and chief executive officer of the divisions or subsidiaries of the Company engaged in the natural gas compression business, without additional compensation from the division or subsidiaries. Mr. Holt has agreed that, upon receipt of the written request of the Chief Executive Officer of the Company during such eighteen month period, he will relinquish the title of chief executive officer of such divisions or subsidiaries, but will continue to have the title of chairman of such divisions or subsidiaries. During the second eighteen months of the term of the Consulting Agreement, Mr. Holt will serve in the capacity of chairman of such divisions or subsidiaries. Under the Consulting Agreement, Mr. Holt has agreed to assign to the Company or its nominee, without further consideration, his entire right, title and interest in any inventions, improvements or discoveries conceived, developed or reduced to practice by Mr. Holt in connection with or as a result of his services for the Company under the Consulting Agreement.

                        SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 23, 1994 by each director, nominee director, the Chief Executive Officer and the four most highly compensated executive officers and by directors and executive officers as a group.


 TITLE OF                                 SHARES OWNED      PERCENT
 CLASS                 NAME             BENEFICIALLY(1)     OF CLASS
- ---------              ----             ----------------    --------
Common      Avram A. Glazer                        --            *
 Stock      Malcolm I. Glazer              51,976,923(2)      32.8%
            Peter M. Holt                  11,875,021(3)       7.5
            R.C. Lassiter                   1,376,449            *
            Kristian Siem                  15,696,124(4)       9.9
            Jack T. Trotter                   580,000            *
            Daniel P. Whitty                  130,100            *
            Thomas H. Bowersox                701,000            *
            Robert W. Jackson               1,922,181(5)         *
            Marvin J. Migura                  700,000            *
            Bruce K. Williams                 496,700(6)
            All of the above and
            other executive officers       85,944,498
            as a group (12 persons)
- -------------------------------------------------------------------

_________________
*  Less than 1%.

(1) Except as otherwise noted, individuals listed in the table have sole voting and investment power with respect to the indicated shares. Investment power with respect to certain shares held by certain officers of the Company under the Profit-Sharing Plan is limited; such shares amount to less than 1% of the total number of shares of Common Stock held by all officers and directors as a group. Included in the amounts indicated are shares which are subject to options exercisable within sixty days of March 23, 1994. The numbers of such shares are 100,000 for each of Messrs. Trotter and Whitty, 1,220,000 for Mr. Lassiter, 700,000 for each of Messrs. Bowersox and Migura, 490,000 for Mr. Williams and 3,800,000 shares for the directors and executive officers as a group.

(2)  All of such shares are owned by the Malcolm I. Glazer Trust.

(3) Includes 140,164 shares held by the Peter Holt H-R Trust, 1,102,389 shares held by the S Stock GST Trust for Peter M. Holt, 1,102,389 shares held by the S Stock GST Trust for Benjamin D. Holt III, 1,102,390 shares held by the S Stock GST Trust for Anne Holt, 1,037,910 shares held by the Holt Corporate Stock Marital Trust--1985, 1,004,429 shares held by the Holt Corporate Stock Life Trust--1985, 579,800 shares held by the Peter M. Holt Grantor Trust and 3,200,486 shares held by Benjamin D. Holt, Jr. Peter M. Holt disclaims beneficial ownership as to all of the shares held by the S Stock GST Trust for Benjamin D. Holt III and the S Stock GST Trust for Anne Holt.

(4) 14,396,124 shares of Common Stock are owned by Norex America and 1,300,000 shares of Common Stock are owned by a private investment company, the president of which is also the president of Norex America. Mr. Siem is chairman and chief executive officer of Norex America and under the rules of the Commission all of such shares may be deemed to be beneficially owned by him. Mr. Siem disclaims beneficial ownership with respect to all of the foregoing shares.

(5) 1,772,181 of such shares are owned by the Robert W. Jackson Trust. 150,000 shares of this amount are in trust for Mr. Jackson's two minor children.
(6)  Mr. Williams owns 6,700 shares of Common Stock jointly with his wife.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding annual and long-term compensation with respect to the fiscal years ended September 30, 1993, 1992 and 1991 for services in all capacities rendered to the Company by those persons who were, at September 30, 1993, (i) the Company's Chief Executive Officer and (ii) the other four most highly compensated executive officers of the Company (collectively referred to herein as the "Named Officers"). The format and information presented are as prescribed in the rules of the Commission. In accordance with transitional provisions of the rules, information in the "All Other Comp." column is not presented for years prior to 1992. All positions are with the Company unless otherwise indicated.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                    ANNUAL COMPENSATION         COMPENSATION
                                    -------------------         ------------
                                                                   LTIP         ALL OTHER
 NAME & PRINCIPAL POSITION    YEAR      SALARY($)    BONUS($)    PAYOUTS($)     COMP.($)(1)
 -------------------------    ----      ---------    --------    ----------     -----------
Ronald C. Lassiter,           1993         358,600   175,000          --            2,100
Chairman and Chief            1992         358,600   125,510    2,006,519(2)        1,200
Executive Officer             1991         358,600   144,964          --              --

Robert W. Jackson,            1993         200,000         0          --              --
President and Chief
Executive Officer,
Cimarron Gas Holding
Company(3)

Thomas H. Bowersox,           1993         185,400    50,000          --            3,000
Executive Vice President      1992         183,600    64,890          --            1,400
                              1991         176,668    66,150          --              --

Marvin J. Migura,             1993         165,600    70,000          --            3,000
Senior Vice President and     1992         162,970    57,960          --            1,400
Chief Financial Officer       1991         150,136    59,188          --              --

Bruce K. Williams,            1993         156,240    39,000          --            3,000
Chairman, President and       1992         153,762    54,684          --            1,400
Chief Executive Officer,      1991         142,827    55,986          --              --
Zapata Exploration Company
- --------------------------------------------------------------------------------------------

- -----------------
(1) The amounts indicated represent the Company's contributions to its Profit-Sharing Plan.
(2) In connection with the merger of Zapata Gulf Marine Corporation ("Zapata Gulf") with a subsidiary of Tidewater in January 1992, Mr. Lassiter received such payment under the Equity Incentive Plan established by Zapata Gulf in 1989. There are no further amounts payable under such plan.
(3) Mr. Jackson became an executive officer of the Company as of October 1, 1992.

     While the officers of the Company receive benefits in the form of certain perquisites, none of the Named Officers receives perquisites which exceed in value the lesser of $50,000 or 10% of such officer's salary and bonus.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                           OPTIONS AT FISCAL             FISCAL YEAR-END($)
                                YEAR-END($)

        NAME           EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
- -------------------------------------------------------------------------------
Ronald C. Lassiter          1,220,000 / 0                      457,500 / 0
- -------------------------------------------------------------------------------
Robert W. Jackson               0 / 0                             0 / 0
- -------------------------------------------------------------------------------
Thomas H. Bowersox            700,000 / 0                      262,500 / 0
- -------------------------------------------------------------------------------
Marvin J. Migura              700,000 / 0                      262,500 / 0
- -------------------------------------------------------------------------------
Bruce K. Williams             490,000 / 0                      183,750 / 0
- -------------------------------------------------------------------------------

     The foregoing table sets forth information for each of the Named Officers with respect to options to purchase a like number of shares of Common Stock granted under the Company's 1990 Stock Option Plan and held as of September 30, 1993, including the aggregate amount by which the market value of the option shares exceeds the exercise price of the options at September 30, 1993. All of these options are currently exercisable. No options were exercised by the Named Officers in fiscal 1993.

                   LONG-TERM INCENTIVE PLANS - AWARDS IN 1993

                                                     NUMBER OF        PERFORMANCE           ESTIMATED FUTURE PAYOUTS UNDER
                                                      SHARES,      OR OTHER PERIOD           NON-STOCK PRICE-BASED PLANS
                                                    OR OTHER       UNTIL MATURATION   -----------------------------------------
       NAME                                       OTHER RIGHTS        OR PAYOUT       THRESHOLD        TARGET          MAXIMUM
- -------------------------------------------------------------------------------------------------------------------------------
Robert W. Jackson:

Incentive Appreciation Agreement                    (1)             09/30/97(1)          (1)          (1)(3)              (1)

 Cimarron Incentive                                 (2)             09/30/97(2)          (2)          (2)(3)              (2)
 Appreciation Plan
- --------------------------------------------------------------------------------------------------------------------------------

- ---------------------
(1) Mr. Jackson and Cimarron Gas Holding Company ("Cimarron") are parties to an Incentive Appreciation Agreement which provides that a payment is to be made to Mr. Jackson in cash or a combination of cash and Common Stock (provided that no more than 40% of such amount may be Common Stock) upon the earlier of September 30, 1997 or the date when Mr. Jackson ceases to be an employee of Cimarron due to total and permanent disability, involuntary termination by Cimarron without cause, or voluntary termination by Mr. Jackson with good reason. The payment is to be equal to 5% of certain increases above $4.1 million of Cimarron's appraised equity value on the valuation date (as calculated in accordance with guidelines set forth in the Incentive Appreciation Agreement) and grossed up for federal income tax purposes.
(2) The Cimarron Incentive Appreciation Plan provides that a payment is to be made to participants in the plan in cash or a combination of cash and Common Stock (provided that no more than 40% of such amount may be Common Stock) upon the earlier of September 30, 1997 or the date when such participant ceases to be an employee of the Company due to total and permanent disability, involuntary termination by Cimarron without cause, or voluntary termination by such participant with good reason. The payment is to be equal to such participant's Participation Multiplier (as assigned to each participant under the plan) multiplied by 15% of certain increases above $4.1 million in the appraised equity value of Cimarron on such valuation date (as calculated in accordance with the guidelines set forth in the plan). The aggregate of all Participation Multipliers may not be greater than 1.0. Mr. Jackson is a participant in such plan and has a Participation Multiplier of .846.
(3) Pursuant to the terms of the Incentive Appreciation Agreement and the Cimarron Incentive Appreciation Plan, no payout amounts would be payable based on the performance of Cimarron during fiscal 1993.

                               PENSION PLAN TABLE


                               YEARS OF SERVICE
- -----------------------------------------------------------------
    AVERAGE      15 YEARS  20 YEARS  25 YEARS  30 YEARS  35 YEARS
 COMPENSATION
- -----------------------------------------------------------------
   $150,000      $ 36,654  $ 48,872  $ 61,090  $ 73,308  $ 85,526
    175,000        43,029    57,372    71,715    86,058   100,401
    200,000        49,404    65,872    82,340    98,808   115,276
    225,000        55,779    74,372    92,965   111,558   130,151
    275,000        68,529    91,372   114,215   137,058   159,901
    325,000        81,279   108,372   135,465   162,558   189,651
    375,000        94,029   125,372   156,715   188,058   219,401
    425,000       106,779   142,372   177,965   213,558   249,151
    475,000       119,529   159,372   199,215   239,058   278,901
    525,000       132,279   176,372   220,465   264,558   308,651
- -----------------------------------------------------------------

     The estimated annual benefits payable at age 65 in the foregoing table are computed on a straight-life annuity basis, although a participant can select other methods of calculating benefits to be received under the Company's Pension Plan and Supplemental Pension Plan. Such benefits are not subject to deduction for Social Security or other offset amounts. The average compensation upon which such benefits are based is the average of the participant's salary and bonuses during the five highest-paid years within the last ten years of employment. The applicable amounts of salaries and bonuses for the Named Officers during the most recent fiscal year are set forth in the Summary Compensation Table. As of September 30, 1993, Messrs. Lassiter, Bowersox, Migura and Williams had 23, 17, 18 and 19 years of credited service, respectively, under the Pension Plan. Mr. Jackson is not a participant in the Company's Pension Plan and Supplemental Pension Plan.

EMPLOYMENT AGREEMENTS AND OTHER INCENTIVE PLANS

     Effective as of March 15, 1991, the Company entered into employment agreements with Messrs. Lassiter, Bowersox, Migura and Williams. Each of these agreements provides for continuing employment of the executive in his current position or one comparable in scope at a compensation level at least equal to the executive's current level of compensation. Each agreement will terminate on the date occurring three years after the Company provides notice of termination to the executive. However, if employment is terminated by the Company for cause, or if employment terminates as the result of the executive's death, total and permanent disability or voluntary resignation, the executive's salary will cease as of the end of the month in which such event occurred. If the Company terminates the executive's employment for any other reason, the Company will be obligated to continue to pay the salary then being paid to the executive for a three-year period.

     Under each of these employment agreements, the executive would also continue to receive his salary for a three-year period following a termination of employment under certain circumstances occurring within two years after a change of control. Such circumstances include a substantial change in the executive's duties or reporting responsibilities; a reduction in salary, participation in benefit plans or other employment benefits; or a required change in principal place of employment. A change in control under the employment agreements is deemed to have occurred if any person or group becomes the beneficial owner of securities of the Company representing 30% or more of the combined voting power of the then-outstanding securities of the Company. In July 1992, Malcolm I. Glazer reported the acquisition of beneficial ownership of approximately 41% of the Company's Common Stock.

     Each of these employment agreements provides that all payments to be made thereunder shall be reduced as necessary such that the present value of all parachute payments, as defined under federal tax laws, will be one dollar less than three times the executive's base amount of salary, so as to avoid the excise taxes on the executive or the disallowance of a tax deduction by the Company.

     Effective as of September 30, 1992 Cimarron entered into an employment agreement with Robert W. Jackson (the "Jackson Agreement"). The Jackson Agreement provides for Mr. Jackson's continuing employment as president, chief executive officer and director of Cimarron for a period of five years. However, if Mr. Jackson's employment is terminated for cause, his salary will cease as of such date. If Mr. Jackson's employment is terminated by death or total or permanent disability, his salary will cease as of the end of the month in which such event occurs. If Mr. Jackson's employment is terminated without cause, Cimarron will be obligated to pay the salary then being paid for the remainder of the term of the Jackson Agreement.

     In the event that Mr. Jackson voluntarily resigns for "good reason," Cimarron is obligated to continue to pay the salary then being paid for the remainder of the term of the Jackson Agreement. "Good reason" is defined as (i) the assignment to Mr. Jackson of any duties materially inconsistent with his position, a substantial change in his reporting responsibilities or the failure to re-elect him as president, chief executive officer or director of Cimarron;
(ii) a reduction in Mr. Jackson's base salary or benefits; (iii) the transfer of Mr. Jackson; or (iv) a material breach by Cimarron of the Jackson Agreement. If Mr. Jackson voluntarily resigns without good reason, his salary will cease as of the date of resignation.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1993 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that the initial statement of ownership was filed late by Robert W. Jackson.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 1, 1993 Malcolm I. Glazer, Avram A. Glazer and Norex Drilling, Ltd. entered into an agreement pursuant to which the Company agreed that the Board of Directors would elect and did elect Malcolm I. Glazer, Avram A. Glazer and Kristian Siem to serve as directors on the Company's Board of Directors.
Malcolm I. Glazer and Avram A. Glazer became Class I directors and Mr. Siem became a Class

II director. In accordance with this agreement, Malcolm I. Glazer and Kristian Siem were elected to the Executive, Compensation, Audit and Nominating Committees and Avram A. Glazer was elected as an alternate member of each such committee who may replace Malcolm I. Glazer at any meeting of those committees.

     In connection with the acquisition of Energy Industries, Inc. ("Energy Industries") the Company agreed to use its best efforts to elect Peter M. Holt as a member of the Board of Directors and as a member of the Executive Committee and Nominating Committee of the Board of Directors. In November 1993 the Board of Directors elected Mr. Holt as a Class II director. If the term of office for the class of directors for which Mr. Holt was elected expires prior to 1996, the Company agreed to use its best efforts to cause the Nominating Committee of the Board of Directors to nominate Mr. Holt as a director of the Company for an additional three-year term.

     Robert W. Jackson, the chief executive officer of Cimarron, a wholly-owned subsidiary of the Company, received a total of $70,000 in fiscal 1993 from the Company in exchange for the continuation of his personal guarantee for a seven-month period on approximately $9.5 million of Cimarron indebtedness.

     On February 26, 1993, Mr. Jackson loaned $1,250,000 to Cimarron, which used the funds to purchase interests in a gathering system and processing plant in Oklahoma. The loan, which was evidenced by a note bearing interest at the prime rate, was repaid on May 26, 1993. The Company believes that the terms of the loan were at least as favorable as those that could be obtained from an arm's length lender.

     The Company has agreed to allow Jack T. Trotter, one of its directors, the use of its corporate aircraft under an arrangement which provides the Company with full recovery of the expense associated with such use, including all direct and indirect costs. For fiscal 1993, Mr. Trotter paid the Company a total of $249,363 for the use of the corporate aircraft.

     For further information concerning the related transactions and relationships of Peter M. Holt and Kristian Siem with the Company, see "Compensation Committee Interlocks and Insider Participation" in this Proxy Statement.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee (the "Committee") is responsible for the approval and administration of compensation programs for the Company's executive officers. The Committee endeavors to ensure that the compensation programs for its executive officers are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term best interest of the Company and its stockholders. The Committee seeks to align total compensation for its executive officers with the performance of the Company and the individual performance of each executive officer in assisting the Company in accomplishing its goals. The Company's present compensation program consists of (1) an annual component, which includes base salary and an annual incentive bonus, and (2) a long-term component consisting of stock options.

BASE SALARY

     The Committee's policy with respect to 1993 base salaries for executive officers was generally to keep them at the same levels as had been in effect for 1992. This decision was based on the Committee's subjective determination, based on recommendations from the Chief Executive Officer, that the base salary rates were at an appropriate level in light of compensation surveys in which the Company participated and the expectation that executive compensation policies would be reviewed on a comprehensive basis at a later date. The Committee's determination not to change base salary levels also applied to the Chief Executive Officer, whose base salary has been at its current level since 1985.

     In February 1994, the Committee began to study its executive compensation policies with assistance from an outside compensation consulting firm. Base salaries for all executive officers will remain at 1993 levels pending completion of this study.

ANNUAL INCENTIVE BONUS

     In February 1993, the Committee determined to discontinue its prior annual incentive plan and stated that 1993 bonuses would be determined on a discretionary basis at the end of the year. The Chief Executive Officer's 1993 bonus amount of $175,000 was determined based on the Committee's subjective assessment of his performance in helping the Company achieve the goals set forth in the Company's strategic plan. These goals included the refinancing of the Company's senior debt, the realization by the Company of the appreciation of a significant portion of its investment in the common stock of Tidewater, Inc., the acquisition of gas gathering and processing assets, the acquisition of the gas compression business of Energy Industries and the overall redirection of the Company into the natural gas services market.

     The 1993 bonus amounts for the other executive officers were awarded by the Committee based on the recommendations of the Chief Executive Officer, which in turn were based on a subjective assessment of their performance in helping the Company achieve the strategic plan goals referred to above, to the extent applicable to each executive officer's area of responsibility. The Committee did not utilize any formulas based on stock prices or other quantitative measures of corporate performance in determining the 1993 bonus amounts.

     As a part of its review of executive compensation policies in February 1994, the Committee will consider whether to adopt a new annual incentive plan. The Committee intends to complete its study and make its decision before the end of the Company's 1994 fiscal year.

STOCK OPTIONS

     The Company believes that in order to achieve its long-term growth objectives and to align management and its stockholders interests, it is in the Company's best interest from time to time to grant stock options to key members of its management staff. The Company's 1990 Stock Option Plan is administered by the Committee, which has the full power and authority to designate
participants   and   determine   the   terms   and  provisions  of  the
respective option agreements. The price of each option granted is the fair market value of a share of the Company's Common Stock on the date the option is granted. Stock options were last granted in 1990. The Committee believes that options should be granted only once every several years so that option grants do not become considered a part of normal annual compensation.

THE COMPENSATION COMMITTEE
Peter M. Holt
Malcolm I. Glazer
Kristian Siem
Daniel P. Whitty

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company is currently composed of Peter M. Holt, Malcolm I. Glazer, Kristian Siem and Daniel
P. Whitty. Before his resignation from the Board of Directors on February 21, 1994, B. John Mackin served on the Compensation Committee. Mr. Mackin served as chairman of the Board of Directors of the Company from March 1979 until December 1985 and as chief executive officer of the Company from March 1979 until January 1983. For information on Mr. Mackin's Consulting and Retirement Agreement with the Company, see "Board of Directors and Committees of the Board - Compensation of Directors."

     Peter M. Holt is a director of the Company and is the beneficial owner of 7.5% of the Company's Common Stock. In November 1993 the Company purchased the natural gas compression business of Energy Industries for an aggregate of $67,227,631 in cash and 13,500,000 shares of the Company's Common Stock. At the time of the acquisition, Mr. Holt was the chief executive officer of Energy Industries, as well as its majority shareholder. As part of the acquisition of Energy Industries, the Company entered into a noncompetition agreement with Mr. Holt. In exchange for Mr. Holt's covenant not to compete with the Company's natural gas compression business for a three year period after the closing date in the states of Arkansas, Louisiana, Kansas, New Mexico, Oklahoma and Texas, the Company paid Mr. Holt $3,886,514. Also, in connection with the acquisition of Energy Industries, the Company entered into a three year Consulting Agreement with Mr. Holt. The terms of this Consulting Agreement are explained more fully in "Board of Directors and Committees of the Board - Compensation of Directors" in this Proxy Statement.

     Pursuant to a real property purchase and sale agreement dated as of August 5, 1993, a subsidiary of the Company purchased five real estate properties from Holt Commercial Properties, Ltd., an affiliate of Mr. Holt, for $3,400,000. The purchase price was equal to the appraised value of the properties. These properties are used in connection with Energy Industries' natural gas compression business.

     Energy Industries, now a wholly-owned subsidiary of the Company, purchases parts used in manufacturing and servicing compressors and for resale to its customers from an affiliate of Mr. Holt. Energy Industries projects that it will pay approximately $6.5 million to this affiliate of Mr. Holt in fiscal 1994.
The Company believes that such payments are comparable to those that would have been made to other non-affiliated entities.

     Mr. Holt also uses an aircraft of another affiliated company of his for travel in connection with his duties at Energy Industries. Energy Industries pays Mr. Holt's affiliate for this usage, the amount of which ranges from $5,000 to $10,000 per month. The Company believes that such payments are comparable to those that would be made to other non-affiliated firms for comparable services.

     Kristian Siem has been a director of the Company since 1993. Mr. Siem is also the chairman and chief executive officer of Norex America. In May 1993, the Company completed a refinancing of its senior debt. The Company raised a total of $111.4 million from the issuance of debt and equity pursuant to the Second Amended and Restated Master Restructuring Agreement dated as of April 16, 1993, as amended (as so amended, the "Norex Agreement"), between the Company and Norex Drilling, Ltd. ("Norex Drilling"), a wholly owned subsidiary of Norex America (Norex America and Norex Drilling and its nominees are collectively referred to herein as "Norex").

     Under the terms of the Norex Agreement, the Company issued $82.6 million in principal amount of senior notes to Norex. The notes mature in three years and bear interest at 13%. In addition, Norex purchased 15 million shares of Common Stock for $11.25 million and 17.5 million shares of $1 Cumulative Exchangeable Preference Stock ("$1 Preference Stock") for $17.5 million.

     In August 1993, Norex exchanged all of the $1 Preference Stock for $17.5 million principal amount of 8.5% unsecured exchangeable notes, maturing in 1996. Such notes are exchangeable into 673,077 shares of Tidewater, Inc. common stock currently owned by the Company and set aside for this purpose. In December 1993, the Company prepaid $68.5 million aggregate principal amount of the 13% senior indebtedness to Norex, along with $1.7 million in accrued interest and a $3.5 million prepayment premium.

     The Company also entered into an administrative services arrangement with Norex Drilling effective June 1, 1993, pursuant to which it provides office space and certain administrative services to Norex Drilling. Norex Drilling reimburses the Company on a quarterly basis for the full cost of providing such services as and when incurred, plus an administrative fee of 2.5%. In fiscal 1993 the Company billed Norex Drilling $31,000 under such arrangement.

                     STOCKHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly percentage change in the Company's cumulative total return on its Common Stock with the cumulative total return of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and a peer group ("Peer Group") of publicly traded companies similar to the Company over the preceding five year period. The Peer Group consists of the following companies, which are in industries related to the Company's major business operations and some of which also experienced financial difficulties: Edisto Resources Corporation, Energy Service Company, Inc., Global Marine Inc., Marine Drilling Companies, Inc., Mesa, Inc., Reading & Bates Corporation, Western Company of North America and Wolverine Exploration Company. The following graph is presented pursuant to Commission rules.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE COMPANY, S&P 500 INDEX AND THE PEER GROUP(1)

                              9/88     9/89     9/90     9/91     9/92     9/93
- --------------------------------------------------------------------------------
Zapata Corp.                  $100      $91      $43      $28      $35      $35
S&P 500                       $100     $133     $121     $158     $175     $198
Peer Group                    $100     $128     $208      $92      $63      $94
- --------------------------------------------------------------------------------

(1) Assumes that the value of the investment in Common Stock, the S&P 500 Index and the Peer Group was $100 on September 30, 1988 and that all dividends were reinvested.

     In addition to the Five Year Cumulative Total Return graph above, below is a graph indicating the relative performance of the Company for the period December 31, 1990 through September 30, 1993. This graph provides additional information regarding the performance of the Company against the S&P 500 Index and the Peer Group. At the beginning of 1991, the Company successfully completed the last major component of its comprehensive restructuring which included the sale of its drilling rig fleet, the restructuring of $560 million of senior debt and the repurchase of $52 million of publicly held subordinated debentures. This restructuring was formally completed on January 10, 1991. In the period since this restructuring, the Company's management has initiated a strategy to refocus operations into the natural gas services sector of the energy market. The data points for the graph below are computed using the same method as in the Five Year Cumulative Total Return graph above, with the exception that the first comparison period only covers nine months as opposed to one year.

 COMPARISON OF CUMULATIVE TOTAL RETURN FOR THE PERIOD 12/31/90 THROUGH 09/30/93
             AMONG THE COMPANY, S&P 500 INDEX AND THE PEER GROUP(1)

                             12/90 (9 MOS)  9/91     9/92     9/93
- --------------------------------------------------------------------------------
Zapata Corp.                  $100          $163     $200     $200
S&P 500                       $100          $120     $134     $151
Peer Group                    $100           $75      $51      $77
- --------------------------------------------------------------------------------

(1) Assumes that the value of the investment in Common Stock, the S&P 500 Index and the Peer Group was $100 on December 31, 1990 and that all dividends were reinvested.

                              REVERSE STOCK SPLIT

     The Board of Directors has approved the Reverse Stock Split and directed that it be submitted to the Company's stockholders for consideration and action. If approved by the stockholders, the Reverse Stock Split may be effected, as described below.

     The intent of the Reverse Stock Split is to increase the marketability and liquidity of the Common Stock. If the Reverse Stock Split is approved by the stockholders of the Company at the Annual Meeting of Stockholders, the Reverse Stock Split will be effected unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its stockholders. Although the Company's Board of Directors believes as of the date of this Proxy Statement that the one-for-five Reverse Stock Split is advisable, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting of Stockholders and prior to filing the proposed amendment, as set forth in Exhibit A to this Proxy Statement, to the Company's Restated Certificate of Incorporation (as currently amended, the "Restated Certificate") with the Secretary of State of the State of Delaware.

PURPOSES AND EFFECTS OF THE REVERSE STOCK SPLIT

     Consummation of the Reverse Stock Split will not alter the number of authorized shares of Common Stock, which will remain 165,000,000 shares. Proportionate voting rights and other rights of stockholders will not be altered by the Reverse Stock Split.

     The Board of Directors believes that a decrease in the number of shares of Common Stock outstanding without any material alteration of the proportionate economic interest in the Company represented by individual shareholders may increase the trading price of such shares to a price more appropriate for an exchange-listed security, although no assurance can be given that the market price of the Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split.

     Additionally, the Board of Directors believes that the current per share price of the Common Stock may limit the effective marketability of the Common Stock because of the reluctance of many brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold them in their own portfolios. Certain policies and practices of the securities industry may tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices involve time-consuming procedures that make the handling of lower priced stocks economically unattractive. The brokerage commission on a sale of lower-priced stock may also represent a higher percentage of the sale price than the brokerage commission on a higher priced issue. Any reduction in brokerage commissions resulting from the Reverse Stock Split may be offset, however, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling "odd lots" created by such Reverse Stock Split.

     The Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Stock Split and the resulting anticipated increased price level will encourage greater interest in the Common Stock by the financial community and the investment public and possibly promote greater liquidity for the Company's stockholders. However, it is possible that such liquidity could be affected adversely by the reduced number of shares outstanding after the Reverse Stock Split. Although any increase in the market price of the new Common Stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of shares outstanding, the proposed Reverse Stock Split could result in a market price for the shares that would be high enough to overcome the reluctance, policies and practices of brokerage houses and investors referred to above and to diminish the adverse impact of correspondingly high trading commissions on the market for the shares.

     There can be no assurances, however, that the foregoing effects will occur or that the market price of the new Common Stock immediately after implementation of the proposed Reverse Stock Split will be maintained for any period of time, or that such market price will approximate five times the market price before the proposed Reverse Stock Split.

     The par value of the Common Stock will remain at $0.25 per share following the Reverse Stock Split, and the number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock for statutory and accounting purposes will be correspondingly increased. Under Delaware law, the Board of Directors of the Company will have the authority, subject to certain limitations, to transfer some or all of such capital in excess of par value from capital to surplus, which could be distributed to stockholders as dividends or used by the Company to repurchase outstanding stock. The Company has no plans to reduce capital at this time.

     Subject to the approval of the Reverse Stock Split by the stockholders, the Board of Directors of the Company has approved a new dividend policy in which dividends of $0.035 per quarter ($0.14 per year) will be paid on each share of the Company's Common Stock, after adjustment pursuant to the Reverse Stock Split.

     The Common Stock is listed for trading on the New York Stock Exchange. The number of holders of the Common Stock on the Record Date was 12,648. The Company does not currently anticipate that the Reverse Stock Split would result in a reduction in the number of holders large enough to jeopardize continued listing of the Common Stock on the New York Stock Exchange.

     The conversion ratios of any shares of the Company's $2 Preference Stock and $100 Convertible Preference Stock ("$100 Preference Stock") shall be correspondingly adjusted upon consummation of the Reverse Stock Split pursuant to the Restated Certificate and the Certificate of Designations of the $100 Preference Stock ("Certificate of Designations"). Pursuant to the terms of the Company's Amended and Restated 1981 Stock Incentive Plan, 1990 Stock Option Plan and Special Incentive Plan, the total number of shares reserved for grants and all options granted under these plans shall be proportionately reduced in number. The cash consideration payable per share upon exercise of the options pursuant to these plans shall be proportionately increased.

RESERVATION OF COMMON STOCK FOR CONVERSION OF $100 PREFERENCE STOCK

     Pursuant to the Norex Agreement between the Company and Norex Drilling, the Company is obligated to use its best efforts to obtain the approval of the stockholders of the Company at the Company's Annual Meeting of Stockholders in 1994 of an increase in the authorized number of shares of the Company's Common Stock. These additional authorized shares would allow for the reservation of shares of Common Stock to be issued upon the conversion of the $100 Preference Stock into Common Stock pursuant to the terms of the Certificate of Designations. If the Reverse Stock Split is approved, the Company will have enough excess authorized shares to reserve Common Stock for issuance pursuant to this conversion and fulfill its obligation under the Norex Agreement.

     Under the Norex Agreement, Norex Drilling may convert up to $15 million of the aggregate principal amount of the Senior Convertible Note, payable by the Company to Norex Drilling, into 150,000 shares of $100 Preference Stock. No shares of the $100 Preference Stock are currently outstanding. If the Reverse Stock Split is approved, and in accordance with the Certificate of Designations, each share of the $100 Preference Stock shall be convertible into 20 shares of Common Stock. The conversion of the $100 Preference Stock into Common Stock shall occur automatically upon the issuance or transfer to a person or entity which is not controlling, controlled by or under common control with Norex America.

     If the Reverse Stock Split is approved, an additional 2,940,000 shares of Common Stock will be reserved for issuance upon conversion of the $100 Preference Stock. 60,000 shares of Common Stock (on an as-adjusted basis after the Reverse Stock Split) have already been reserved to accommodate the conversion of the $100 Preference Stock.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate currently provides that the Company has the authority to issue up to 185,000,000 shares, consisting of 165,000,000 shares of Common Stock having a par value of $0.25 per share, 2,000,000 shares of Preferred Stock, without par value, and 18,000,000 shares of Preference Stock having a par value of $1 per share. If the Reverse Stock Split is approved, Article FOURTH of the Restated Certificate will be amended and the amendment will be filed with the Secretary of State of the State of Delaware. The amendment, in the form to be filed, is set forth in Exhibit A attached to this Proxy Statement. The discussion of the Reverse Stock Split is qualified in its entirety by reference to Exhibit A, which is incorporated herein by reference as if fully set forth herein.

     If the Reverse Stock Split is approved, the total number of shares outstanding of Common Stock held by each stockholder would be converted automatically into a right to receive an amount of whole shares of new Common Stock equal to the number of shares owned immediately prior to the Reverse Stock Split divided by five. No fractional shares would be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. In lieu of any fractional share interest, each holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock after the Reverse Stock Split will be paid cash upon the surrender of certificates representing Common Stock held by such holder in an amount equal to the product of such fraction multiplied by the closing price of the Common Stock on the New York Stock Exchange on the first trading date after the

Effective Date (as defined herein) of the Reverse Stock Split. The number of authorized shares of Common Stock shall remain at 165,000,000.

     Approval of the Reverse Stock Split would not affect any continuing stockholder's percentage ownership interest in the Company or proportional voting power, except for minor differences resulting from the payment in cash of fractional shares. The shares of Common Stock which will be issued upon approval of the Reverse Stock Split will be fully paid and nonassessable. The voting rights and other privileges of the continuing holders of Common Stock would not be affected substantially by adoption of the Reverse Stock Split or subsequent implementation thereof. If for any reason the Board of Directors deems it advisable to do so, the Reverse Stock Split may be abandoned by the Board of Directors at any time before, during or after the Annual Meeting of Stockholders and prior to filing and effectiveness of the amendment to the Restated Certificate with the Secretary of State of the State of Delaware, pursuant to Section 242(c) of the Delaware General Corporation Law, without further action by the stockholders of the Company.

     If the Reverse Stock Split is approved by the stockholders at the Annual Meeting of Stockholders, and unless there is a subsequent determination by the Board of Directors that the Reverse Stock Split is not in the best interests of the Company and its stockholders, the amendment to Article FOURTH, in the form set forth in Exhibit A hereto, would be filed as an amendment to the Restated Certificate with the Secretary of State of the State of Delaware on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next annual meeting of stockholders, and the Reverse Stock Split would become effective as of 5:00 p.m. E.S.T. on the date of such filing. Without any further action on the part of the Company or the stockholders, the shares of Common Stock held by stockholders of record as of the Effective Date will be converted at 5:00 p.m. E.S.T. on the Effective Date into the right to receive an amount of whole shares of new Common Stock equal to the number of their shares divided by five, with any fractional share interest receiving the treatment as described above.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each stockholder of record on the Effective Date for use in transmitting certificates representing shares of Common Stock ("old certificates") to the Company's transfer agent, The First National Bank of Boston (the "Exchange Agent"). The letter of transmittal will contain instructions for the surrender of old certificates to the Exchange Agent in exchange for certificates representing the number of whole shares of new Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the Exchange Agent.

     Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with all old certificates, stockholders will receive a new certificate or certificates representing the number of whole shares of new Common Stock into which their shares of Common Stock represented by the old certificates have been converted as a result of the Reverse Stock Split. Until surrendered, outstanding old certificates held by stockholders will be deemed for all purposes to represent the number of whole shares of Common Stock to which such stockholders are entitled as a result of the Reverse Stock Split. Stockholders should not send their old certificates to the Exchange Agent until they have received the letter of transmittal. Shares not presented for surrender as soon as practicable after the letter of transmittal is sent shall be exchanged at the first time they are presented for transfer.

     No service charges will be payable by stockholders in connection with the exchange of certificates, all expenses of which will be borne by the Company.

EFFECT OF THE REVERSE STOCK SPLIT PROPOSAL

     If the Reverse Stock Split is approved at the Annual Meeting of Stockholders and the Company's Board of Directors does not subsequently determine that it is not advisable to proceed with the Reverse Stock

Split, the result would be that each stockholder who owns five or more shares of Common Stock will receive one share of new Common Stock for each five shares of Common Stock held at the time of the Reverse Stock Split, with fractional share interests, if any, receiving the treatment as described above. Each Company stockholder who owns fewer than five shares of Common Stock prior to the Reverse Stock Split will have such shares converted into the right to receive cash for the fractional share resulting from the Reverse Stock Split. The interest of each such stockholder in the Company will thereby be terminated.

     After the Reverse Stock Split the Company will still have authorized Common Stock of 165,000,000 shares. As of March 23, 1994, the number of issued shares of Common Stock was 158,302,958. Based upon the Company's best estimates, the aggregate number of shares of new Common Stock that will be issued and outstanding as a result of the Reverse Stock Split will be 31,660,592. Because the number of authorized shares of Common Stock is remaining at 165,000,000 there will remain an estimated 130,400,000 authorized but unissued shares of Common Stock as a result of the Reverse Stock Split (after the reservation of an additional 2,940,000 shares of Common Stock for conversion of the $100 Preference Stock as described above).

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated Federal income tax consequences of the Reverse Stock Split to stockholders of the Company. This summary is based on the Federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Stock Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). The summary does not address any consequence of the Reverse Stock Split under any state, local or foreign tax laws.

     No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the Federal income tax consequences to the stockholders of the Company as a result of the Reverse Stock Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Company believes that the Reverse Stock Split would be a tax-free recapitalization to the Company and its stockholders. If the Reverse Stock Split qualifies as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, a stockholder of the Company who exchanges his or her Common Stock solely for new Common Stock should recognize no gain or loss for Federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of new Common Stock received from the Company should be the same as his or her aggregate tax basis in the Common Stock exchanged therefor. The holding period of the new Common Stock received by such stockholder should include the period during which the Common Stock surrendered in exchange therefore was held, provided all such Common Stock was held as a capital asset on the date of the exchange.

VOTE REQUIRED

     The approval of the Reverse Stock Split requires the affirmative vote of a majority of the outstanding shares of Common Stock, $6 Preferred Stock and $2 Preference Stock of the Company, voting together as a single class.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE REVERSE STOCK SPLIT.

           RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the Board of Directors has appointed Coopers & Lybrand to serve as the Company's independent public accountants for the fiscal year ending September 30, 1994. Representatives of Coopers & Lybrand are expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     On February 23, 1994, the Board of Directors of the Company decided to change the Company's principal independent accountants from Arthur Andersen & Co. ("Arthur Andersen") to Coopers & Lybrand. Prior to this decision, the Audit Committee of the Board had discussed the possible change, but had submitted the matter to the Board of Directors without making any recommendation regarding the change.

     During the Company's two most recently-completed fiscal years and the subsequent interim period preceding such change there were no disagreements with Arthur Andersen on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Arthur Andersen's report on the Company's financial statements for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Arthur Andersen & Co. will not be present at the meeting.

VOTE REQUIRED

     The affirmative vote of a majority of the total number of shares of Common Stock, $6 Preferred Stock and $2 Preference Stock present in person or represented by proxy at the meeting is required to approve the ratification of Coopers & Lybrand as the Company's independent public accountants.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1994.

                   STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

     Martin Glotzer, who resides at 7061 North Kedzie Avenue #301, Chicago, Illinois 60645, is the owner of 1,024 shares, and John J. Gilbert, who resides at 1165 Park Avenue, New York, New York 10128, is the owner of 18 shares and co-trustee under the will of Caston J. Gilbert for 200 shares of the Company's Common Stock. These stockholders have advised the Company that it is their intention to present the following resolution for consideration and action by stockholders at the 1994 Annual Meeting of Stockholders:

     "RESOLVED: That the stockholders of Zapata Corporation, assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

PROPONENT'S STATEMENT IN SUPPORT OF PROPOSAL

Messrs. Glotzer and Gilbert have made the following statement in support of this proposal:


    "REASONS: A law enacted in California provides that all state pension holding, as well as state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

    "Also, the National Bank Act has provided for cumulative voting. Unfortunately, in so many cases companies get around it by forming holding companies without cumulative voting. Thus, with so many banking failures the result is that tax payers have to make up the losses. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in so many cases authorities come in after and say the director or directors were not qualified. So there is no reason why this could not be done for corporations under the SEC and banking authorities.

    "It has increasingly been recognized that fair and equitable distribution of voting power is best secured when all the stockholders have the right of cumulative voting. This is the purpose of cumulative voting, in our opinion, it protects everyone.

    "Because of the normal need to find new directors and the need for directors on the compensation committee, we think cumulative voting is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. In our opinion, the 11th should be to have cumulative voting and to end the stagger system of electing directors.

    "Alaska took away cumulative voting, over our objections, when it became a state. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting.

    "Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example, in spite of still having a stagger system of electing directors, Ingersoll-Rand, which has cumulative voting, won two awards. In FORTUNE magazine it was ranked second as 'America's Most Admired Corporations' and the WALL STREET TRANSCRIPT noted 'on almost any criteria used to evaluate management, Ingersoll-Rand excels.' We believe Zapata should follow this example.

    "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

COMMENT BY MANAGEMENT

     The Board of Directors believes that directors should be chosen for their capacity and willingness to represent all stockholders, and that the present system of voting for directors provides the best assurance that the decisions of the directors will be made in the best interest of all the stockholders, rather than for the benefit of special interest groups.

     Cumulative voting tends to produce special interest directors beholden to the narrow interests of those who elect them, even though such interests may be adverse to the overall welfare of the Company and the stockholders as a whole.
A board encumbered by such conflicting factions could impede the ability of the Company to arrive at decisions that represent the long-term interest of all stockholders and to react timely and decisively in critical situations. The factionalism caused by cumulative voting could also deter independent persons of standing and reputation from serving on the Board and reduce the sense of cooperation and confidence which the Board presently maintains.

     Neither Delaware, the State in which the Company and most major publicly-owned corporations are incorporated, nor the Model Business Corporation Act, which reflects a consensus of the academic and practicing legal community, requires cumulative voting. This is in accord with the Board's belief that the principle of majority rule is the appropriate one for the election of directors.

     Under the corporation law of the State of Delaware, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to the Company's Restated Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of the Company's stockholders. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

     At certain annual meetings of stockholders of, among others, Florida Power & Light Company, FPL Group, Inc., Rockefeller Center Properties, Inc., Citicorp, The Chase Manhattan Corporation and Chemical Banking Corporation, Mr. Gilbert submitted similar cumulative voting proposals. At all such meetings, the proposals were overwhelmingly rejected by the stockholders.

VOTE REQUIRED

     The affirmative vote of a majority of the total number of shares of Common Stock, $6 Preferred Stock and $2 Preference Stock present in person or represented by proxy at the meeting is required to approve the Stockholder Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the 1994 Annual Meeting of Stockholders. If any additional matter should be presented properly, it is intended that the enclosed proxy will be voted in accordance with the discretion of the persons named in the proxy.

         STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 1995 annual meeting of stockholders must be received by the Company by November 25, 1994 to be considered for inclusion in the proxy statement and form of proxy relating to the 1995 meeting.

                                    By Order of the Board of Directors,



                                    JOSEPH L. VON ROSENBERG III
                                    ASSOCIATE GENERAL COUNSEL
                                     AND CORPORATE SECRETARY
March 25, 1994

                                   EXHIBIT A
                                   ---------

     Article FOURTH, Part III of the Company's Restated Certificate of Incorporation shall be further amended by adding the following provision, which will be modified to insert the date of filing in the blank:





    "4. REVERSE STOCK SPLIT. At 5:00 p.m. E.S.T. on _____, 1994 (the "Effective Date"), each share of the Company's Common Stock, par value $0.25 per share, issued and outstanding (the "Old Common Stock"), shall automatically and without any action on the part of the holder thereof be reclassified and changed into one-fifth (1/5) of a share of the Company's Common Stock, par value $0.25 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates, which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more), shall be entitled to receive, upon surrender of such Old Certificates to the Company's exchange agent (the "Exchange Agent") for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment equal to the product of such fraction multiplied by the closing price of the New Common Stock on the New York Stock Exchange on the first trading date after the Effective Date, as reported on the composite tape of the New York Stock Exchange. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Exchange Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Exchange Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of four-fifths of one share of New Common Stock. If any new Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Exchange Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

PROXY                         ZAPATA CORPORATION
                                 P.O. Box 4240
                           Houston, Texas 77210-4240

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints R. C. Lassiter, T. H. Bowersox and M. J. Migura, and each of them, attorneys and agents with full power of substitution to vote as proxy all the shares of Common Stock, $6 Cumulative Preferred Stock and $2 Noncumulative Convertible Preference Stock of Zapata Corporation held of record by the undersigned on March 23, 1994 at the 1994 Annual Meeting of Stockholders of Zapata Corporation to be held on April 27, 1994, and at any adjournments thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE      /SEE REVERSE
                                                                      SIDE/

/X/ Please mark votes as in this example.

This proxy will be voted as directed, or if no direction is
indicated, will be voted FOR Item 1, all nominees listed below for election as directors, FOR Item 2, FOR Item 3, and AGAINST Item 4.
The Board of Directors recommends a vote FOR Items 1, 2
and 3 and recommends a vote AGAINST Item 4.
                                                            FOR AGAINST ABSTAIN
1. Election of Directors            2. Reverse Stock Split. / /    / /    / /
   Term Ending 1997: Peter M. Holt,
                     Kristian Siem

           / / FOR    / / WITHHELD  3. Ratification of      / /    / /    / /
               BOTH       FROM BOTH    appointment of
             NOMINEES     NOMINEES     independent public
                                       accountants
                                       for 1994.

- ----------------------------------   4. Stockholder pro-    / /    / /    / /
For both nominees except as noted       posal for
above                                   cumulative voting.

                                                 MARK HERE FOR ADDRESS   / /
                                                 CHANGE AND NOTE AT LEFT

                                      If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage paid envelope provided. Specific choices may be made above.

                                      When signing as Executor, Administrator,
                                      Trustee or the like, please give full
                                      title.

                                      Signature:                  Date
                                                -----------------      --------

                                      Signature:                  Date
                                                -----------------      --------